SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

EPOD INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Nevada	91-1953719
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2223 Hayman Road, Kelowna, British Columbia, Canada	V1Z 1Z6
(Address of principal executive offices)	(Zip Code)

2005 Consultant Stock Plan
(Full title of the plan)

Resident Agents of Nevada, Inc. 711 S. Carson St. Carson City, NV 89701
(Name and address of agent for service)

(250) 769-0130
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock	450,000	$1.15	$517,500	$60.90

(1) This Registration Statement shall also cover any additional shares of common stock which become issuable under the 2005 Consultant Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s common stock.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, based on the average of the high and low prices of the Registrant’s common stock as reported by the Over the Counter Bulletin Board on October 14, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2005 Consultant Stock Plan, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424 in accordance with the Note to Part I of Form S-8. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this Registration Statement:

(a) The Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on March 31, 2005, as amended by Form 10-KSB/A filed by the Registrant with the Commission on May 13, 2005, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

(b) The Quarterly Report on Form 10-QSB, as amended, for the quarter ended March 31, 2005, filed by the Registrant with the Commission on May 16, 2005.

(c) The Quarterly Report on Form 10-QSB, as amended, for the quarter ended June 30, 2005, filed by the Registrant with the Commission on August 15, 2005.

(d) The description of the Registrant’s common stock, which is contained in a registration statement filed on Form 10-SB, registration number 000-32327, filed with the Commission on February 2, 2001.

(e) In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable. The securities to be registered are registered under Section 12 of the Securities Exchange Act of 1934.

Item 5.  Interests of Named Experts and Counsel.

Erick E. Richardson, Jr., one of the principals of the law firm of Richardson & Patel LLP will be eligible in the future to receive awards from the 2005 Consultant Stock Plan. Richardson & Patel LLP will give an opinion regarding certain legal matters in connection with this offering of the Registrant’s securities.

Item 6.  Indemnification of Directors and Officers.

Under the Registrant’s (“Company”) Articles of Incorporation and By-Laws, the Company may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in the Company's best interest. No officer or director may be may be indemnified, however, where the officer or director acted committed intentional misconduct, fraud, or an intentional violation of the law.

The Company may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, the Company must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 8.  Exhibits.

5.	Opinion regarding legality
10.	2005 Consultant Stock Plan
23.1	Consent of Williams & Webster, P.S.
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5)

Item 9.  Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a) (1) (i) and (a) (1) (ii) of this Item 9 do not apply if the Registration Statement is on Form-S-3, Form S-8, or Form F-3, and information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kelowna, British Columbia, on this 19th day of October, 2005.

EPOD International, Inc.

By: /s/ L. Mark Roseborough
Name: L. Mark Roseborough
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Date: October 19, 2005	/s/ George Drazenovic
George Drazenovic
Chief Financial Officer and Chief Accounting Officer

Dated: October 19, 2005	/s/ L. Mark Roseborough
L. Mark Roseborough
Director

Dated: October 19, 2005	/s/ Michael Matviesen
Michael Matviesen, Director

Dated: October 19, 2005	/s/ Peter Hipp
Peter Hipp, Director

Dated: October 19, 2005	/s/ Peter Lacey
Peter Lacey, Director

Dated: October 19, 2005	/s/ Hans Schroth
Hans Schroth, Director

INDEX TO EXHIBITS

Exhibit Number	Description
5.	Opinion regarding legality
10.	2005 Consultant Stock Plan
23.1	Consent of Williams & Webster, P.S.
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5)